EXHIBIT 99.1

Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

LMI Aerospace Announces Results for the Fourth Quarter and Full-Year 2011

Company Updates Guidance for 2012

ST. LOUIS, March 9, 2012 -- LMI Aerospace, Inc. (Nasdaq:LMIA), a leading provider of design engineering services, structural assemblies, kits and components to the aerospace, defense and technology markets, today announced financial results for the fourth quarter and full-year 2011.

Highlights

•
Sales of $254.0 million for full-year 2011, a historical high for the Company, up 13.7% from 2010 and sales of $65.0 million for the fourth quarter of 2011, up 18.9 percent from $54.7 million in the prior year comparable quarter.

•	Earnings per diluted share of $0.35 in the fourth quarter of 2011compared to $0.26 per diluted share in the prior year comparable quarter.

•	Guidance for 2012 has been adjusted for revenue growth in the Engineering Services segment and reduced revenue due to certain program delays in the Aerostructures segment.

Fourth Quarter Results

Net sales for the fourth quarter of 2011 increased 18.9 percent to $65.0 million compared to $54.7 million in the fourth quarter of 2010.  Net income for the fourth quarter of 2011 was $4.1 million, or $0.35 per diluted share, compared to $3.1 million, or $0.26 per diluted share, in the fourth quarter of 2010.

For the full-year 2011, net sales were $254.0 million versus $223.4 million in the prior year.  Net income was $16.4 million, or $1.40 per diluted share, in 2011 compared to $12.9 million, or $1.11 per diluted share, in 2010.

“During 2011, we experienced increased demand for both our Engineering Services and Aerostructures segments,” said Ronald S. Saks, Chief Executive Officer of LMI.  “We added facility space, increased capital expenditures and increased our personnel count to 1,582, adding 66 people in Engineering Services and 150 people in Aerostructures.  We received awards for new Aerostructures work for the Boeing 737 as well as other Boeing models and added a design build contract for the Embraer KC-390.  We benefitted from increased production rates on the Gulfstream G650 and several Boeing models and increased our Engineering Services revenue with awards on the Learjet 85 and both the Boeing 787 and the Boeing KC-46 tanker.”

“In the fourth quarter of 2011,” Saks continued, “sales reached $65.0 million, a steady progression from the first through the fourth quarter of the year, but the sales for the fourth quarter were reduced by program delays, some order cancellations, a negative cumulative catch-up adjustment of $0.5 million on a Boeing 787 shipping fixture contract and anticipated deferral of  tooling revenue of $2.0 million to $3.0 million on a delayed program.”

“In addition, start up expenses on new programs were incurred.  However, due to defective tooling and engineering supplied by our customers, two programs incurred significant losses, but claims were not mature enough to estimate recovery.  We expect recovery to occur in the first half of 2012.  Finally, the quarter results were reduced by the heavy training costs of new hires.  Given the growth we are anticipating, we believe that this investment in training will serve us well as we move through 2012.  Our 2012 budget anticipates hiring an additional 139 employees, of whom 35 are engineers and 104 are Aerostructures employees.  Accordingly, our training costs related to new hires are expected to be significantly lower than in 2011.”

Aerostructures Segment

Net Sales	Q4 2011	% of Total	Q4 2010	% of Total
	($ in millions)
Large commercial aircraft	$18.2	41.6%	$13.3	37.7%
Corporate and regional aircraft	14.8	33.8%	11.6	32.9%
Military	8.4	19.2%	7.8	22.1%
Other	2.4	5.4%	2.6	7.3%
Total Net Sales	$43.8	100.0%	$35.3	100.0%

Net sales of large commercial aircraft in the fourth quarter of 2011 increased on every Boeing platform.  Corporate and regional aircraft net sales increased primarily due to growth on the Gulfstream G650 and Mitsubishi Regional Jet programs.

The segment generated gross profit of $11.2 million, or 25.6 percent of net sales, in the fourth quarter of 2011 versus $8.7 million, or 24.6 percent of net sales, in the fourth quarter of 2010.  Gross profit benefited from the growth in sales but was partially offset by continued losses on the 777 frame package and start up costs on new programs totaling $0.6 million.  SG&A was $6.8 million in the fourth quarter of 2011 compared to $6.5 million in the fourth quarter of 2010.  The majority of the increase in SG&A relates to hiring in support of growth initiatives.

Engineering Services Segment

Net Sales	Q4 2011	% of Total	Q4 2010	% of Total
	($ in millions)
Large commercial aircraft	$7.2	34.0%	$7.2	37.1%
Corporate and regional aircraft	5.9	27.8%	5.5	28.4%
Military	6.2	29.2%	3.6	18.6%
Other	1.9	9.0%	3.1	15.9%
Total Net Sales	$21.2	100.0%	$19.4	100.0%

The increase in net sales was primarily due to services in support of the new Boeing KC-46 tanker program in the military market.  This increase in net sales was offset by a $1.2 million decline in other net sales largely due to a decline in tooling programs, including a $0.5 million negative cumulative catch-up adjustment on a project to produce Boeing 787 shipping fixtures.

Gross profit for the segment was $3.2 million, or 15.1 percent of net sales, for the fourth quarter of 2011, compared to $3.2 million, or 16.5 percent of net sales, for the prior year quarter.  The decrease in gross margin as a percentage of sales is related to the unfavorable adjustment to revenue on the Boeing 787 shipping fixture contract.  The segment had SG&A of $2.1 million in the fourth quarter of 2011, up from $1.9 million in the prior year comparable quarter, largely related to an increase in administrative personnel to support growth.

Non-Segment

The effective income tax rate for the last quarter of 2011 was 27.3 percent compared to 10.5 percent in the year-ago quarter.  The fourth quarter tax rate in 2011 was impacted by higher than previously estimated tax deductions and credits of $0.4 million.  The fourth quarter tax rate in 2010 was impacted by a $0.5 million tax benefit associated with tax legislation extending the research and development tax credit as well as $0.7 million of additional tax benefits from an available manufacturing deduction and additional tax credits.

The company had no debt outstanding on its revolving line of credit at the end of the year.

Backlog at December 31, 2011, was $220.8 million compared to $221.5 million at the end of 2010.

Outlook for 2012

The company also updated its guidance for 2012.  On a consolidated basis, the company now expects revenue to range between $282.0 million and $298.0 million and gross profit to be between 24.2 percent and 25.3 percent.  The company expects its SG&A range to be between $36.7 million and $37.7 million as it expects additional head count and professional fees to support growth initiatives.  Interest and other expenses are expected to be approximately $1.0 million, and the effective tax rate is expected to be approximately 35.0 percent, which assumes no extension of the research and development credits.  Capital expenditures are planned to range between $14.0 milion and $16.0 million.  Depreciation, amortization and stock compensation expense is expected to be $9.7 million.  Free cash flow for 2012 is expected to break even before the cost of acquisitions and new program investments.  The expectations for each segment are as follows:

Aerostructures

•	Net sales of between $186.0 million and $198.0 million

•	Gross profit of between 27.6 percent and 28.8 percent

•	SG&A of between $28.5 million and $29.1 million

Engineering Services

•	Net sales of between $96.0 million and $100.0 million

•	Gross profit of between 17.5 percent and 18.5 percent

•	SG&A of between $8.2 million and $8.6 million

“The current environment offers many opportunities to grow our company organically and by acquisition,” Saks commented.  “Work transfers from failing suppliers, continued production rate increases and our progress in improving both capability and capacity in both of our operating segments should provide significant revenue and profit improvement in 2012.  We believe that our reputation for creative and constant customer service, reinforced by several customer awards received for 2011 performance, are expected to help us as we seek acquisitions of machining, engineering and composites companies that complement our current offerings.  Our planned research and development efforts should offer opportunities to partner with customers in developing new materials and processes to be used on newly developed aircraft.  We look forward to the challenges that we face in the next few years because our people have shown us they can provide our customers with products and services unmatched in our segment of the aerospace industry.  We approach the next few years with confidence and humility.”

LMI Aerospace, Inc. is a leading provider of design engineering services, structural assemblies, kits and components to the aerospace, defense and technology markets.  Through its Aerostructures segment, the company primarily fabricates, machines, finishes, integrates, assembles and kits formed close tolerance aluminum and specialty alloy and composite components and higher level assemblies for use by the aerospace, defense and technology industries.  It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.  Through its Engineering Services segment, operated by its D3 Technologies, Inc. subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft product lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.

This news release includes forward-looking statements related to LMI Aerospace, Inc.'s outlook for 2012, which are based on current management expectations.  Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.'s filings with the Securities and Exchange Commission.  Please refer to the Risk Factors contained in the company's Annual Report on Form 10-K for the year ended December 31, 2011, and any risk factors set forth in our other subsequent filings with the Securities and Exchange Commission.

LMI Aerospace, Inc.

Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	December 31,	December 31,
	2011	2010
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$7,868	$1,947
Trade accounts receivable	42,720	34,006
Inventories	51,081	45,148
Prepaid expenses and other current assets	2,595	2,729
Deferred income taxes	4,085	3,846
Total current assets	108,349	87,676

Property, plant and equipment, net	27,340	21,346
Goodwill	49,102	49,102
Intangible assets, net	17,642	20,827
Other assets	2,173	898
Total assets	$204,606	$179,849

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$13,224	$7,898
Accrued expenses	10,875	11,246
Short-term deferred gain on sale of real estate	233	233
Current installments of long-term debt and capital lease obligations	29	181
Total current liabilities	24,361	19,558

Long-term deferred gain on sale of real estate	2,840	3,073
Long-term debt and capital lease obligations, less current installments	-	28
Long-term deferred revenue	701	-
Deferred income taxes	8,919	7,427
Total long-term liabilities	12,460	10,528

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares; issued 12,123,992 and 12,075,030 shares at December 31, 2011 and December 31, 2010, respectively	242	242
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	-	-
Additional paid-in capital	74,823	73,440
Treasury stock, at cost, 249,082 shares at December 31, 2011 and 301,772 shares at December 31, 2010	(1,182)	(1,432)
Retained earnings	93,902	77,513
Total shareholders’ equity	167,785	149,763
Total liabilities and shareholders’ equity	$204,606	$179,849

LMI Aerospace, Inc.

Condensed Consolidated Statements of Income
(Amounts in thousands, except share and per share data)

	Three Months Ended		Year Ending
	December 31		December 31
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Sales and service revenue
Product sales	$42,333	$33,982	$161,435	$143,919
Service revenues	22,693	20,730	92,605	79,437
Net sales	65,026	54,712	254,040	223,356
Cost of sales and service revenue
Cost of product sales	31,546	25,792	117,368	106,891
Cost of service revenues	18,965	17,016	77,022	64,965
Cost of sales	50,511	42,808	194,390	171,856
Gross profit	14,515	11,904	59,650	51,500

Selling, general and administrative expenses	8,871	8,401	34,726	32,435
Income from operations	5,644	3,503	24,924	19,065

Other income (expense):
Interest expense	(142)	(142)	(669)	(696)
Other, net	104	48	(730)	58
Total other expense	(38)	(94)	(1,399)	(638)

Income before income taxes	5,606	3,409	23,525	18,427
Provision for income taxes	1,530	359	7,136	5,496

Net income	$4,076	$3,050	$16,389	$12,931

Amounts per common share:
Net income per common share	$0.35	$0.27	$1.42	$1.13

Net income per common share assuming dilution	$0.35	$0.26	$1.40	$1.11

Weighted average common shares outstanding	11,596,501	11,452,588	11,559,895	11,420,524

Weighted average dilutive common shares outstanding	11,766,134	11,670,895	11,741,513	11,636,385

LMI Aerospace, Inc.

Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)

	Year Ended December 31,
	2011	2010
	(Unaudited)
Operating activities:	$16,389	$12,931
Net income
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,241	7,289
Intangible asset impairment	1,163	-
Contingent consideration write-off	(1,235)	-
Restricted stock compensation	1,254	1,794
Charges for inventory obsolescence and valuation	820	1,099
Change in deferred tax assets and liabilities	1,253	(166)
Other noncash items	(227)	(240)
Changes in operating assets and liabilities, net of acquired businesses:
Trade accounts receivable	(8,871)	1,440
Inventories	(6,753)	(544)
Prepaid expenses and other assets	(1,080)	800
Current income taxes	818	(735)
Accounts payable	4,354	639
Accrued expenses	1,049	2,538
Net cash provided by operating activities	16,175	26,845
Investing activities:
Additions to property, plant and equipment	(10,267)	(7,151)
Proceeds from sale of equipment	270	6
Net cash used by investing activities	(9,997)	(7,145)
Financing activities:
Principal payments on long-term debt and notes payable	(180)	(327)
Advances on revolving line of credit	-	13,520
Payments on revolving line of credit	-	(30,520)
Other, net	(77)	(457)
Net cash used by financing activities	(257)	(17,784)
Net increase (decrease) in cash and cash equivalents	5,921	1,916
Cash and cash equivalents, beginning of year	1,947	31
Cash and cash equivalents, end of year	$7,868	$1,947

LMI Aerospace, Inc.

Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2011	2010	2011	2010

Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net Income	$4,076	$3,050	$16,389	12,931

Income tax expense	1,530	359	7,136	5,496
Depreciation and amortization	1,890	1,769	7,241	7,289
Intangible asset impairment	-	-	1,163	-
Contingent consideration write-off	-	-	(1,235)	-
Stock based compensation	342	413	1,254	1,794
Interest expense	142	142	669	696
Other, net	(104)	(48)	730	(58)

Adjusted EBITDA	$7,876	$5,685	$33,347	28,148

Free Cash Flow (2):

Net cash provided by operating activities	$1,986	$3,510	$16,175	26,845
Less:
Capital expenditures	(2,544)	(1,220)	(10,267)	(7,151)

Free cash flow	$(558)	$2,290	$5,908	19,694

1. We believe Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

2. We believe Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash provided by operating activities.